INTERNATIONAL THUNDERBIRD GAMING CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Meeting") of International Thunderbird Gaming Corporation (the "Company") will be held at 12155 Dearborn Place, Poway, California, 92064, on Friday, June 27, 2003, at the hour of 10:00 a.m. PDT for the following purposes:

TO RECEIVE the Company's financial statements for its financial year ended December 31, 2002, together with the report of the auditors thereon;

TO ELECT directors;

TO APPOINT auditors and authorize the directors to fix their remuneration;

TO TRANSACT such other business as may properly come before the meeting or any adjournment or adjournments thereof.

This Notice is accompanied by a form of Proxy and Management Information Circular, which sets forth the details of the matters proposed to be put before the meeting. Holders of record of common shares at the close of business on May 16, 2003 are entitled to receive notice of the meeting and will be entitled to vote the common shares except to the extent that (i) the shareholder has transferred any such shares since the close of business on May 16, 2003, and (ii) the transferee of such shares produces properly endorsed share certificates or otherwise establishes that the transferee owns such shares and demands, not later than ten (10) days before the meeting, by written notice to the Company, that the transferee's name be included on the list of holders of shares entitled to vote at the Meeting, in which case the transferee will be entitled to vote such shares at the meeting.

By order of the Board of Directors,

Jack R. Mitchell
President and Chief Executive Officer

Poway, California May 19, 2003

If you cannot be present to vote in person at the Meeting, please complete and sign the enclosed form of proxy and return it in the envelope provided. Reference is made to the accompanying Management Information Circular for further information regarding completion and use of the proxy and other information pertaining to the Meeting.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION

MANAGEMENT INFORMATION CIRCULAR

(All information as of May 16, 2003 unless otherwise noted)

Solicitation of Proxies

This Information Circular is furnished in connection with the solicitation of proxies by the management of International Thunderbird Gaming Corporation (the "Company" or the "Corporation") for use at the Annual Meeting of the shareholders (the "Meeting") of the Company to be held on Friday, June 27 2003, at the time and place, and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be made primarily by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone. All costs of this solicitation will be borne by the Company.

Appointment and Revocation of Proxies

The individuals named in the accompanying form of proxy are directors or officers of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder) to attend and act for the shareholder and on the shareholder's behalf at the Meeting has the right to do so, either by inserting such person's name in the blank space provided in the form of proxy or by completing another form of proxy. To be valid, a proxy must be dated and signed and deposited with Pacific Corporate Trust Corporation, 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 3B8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting, or delivered to the Chair of the Meeting prior to the commencement of the Meeting.

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing or, if the shareholder is a Company, by a duly authorized officer or attorney of the Company, and delivered either to the head office of the Company at 12155 Dearborn Place, Poway, California, 92064, any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof or to the Chair of the Meeting on the day of the Meeting or any adjournment thereof. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Manner in Which Proxies Will Be Voted

On any ballot that may be called for regarding the election of directors or the appointment of auditors, the shares represented by the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions of the shareholder indicated thereon. In the absence of such instructions with regard to the election of directors or the appointment of auditors, the shares will be voted for the election of the persons nominated for election as directors referred to in this Circular and for the appointment of auditors and the authorization of the directors to fix their remuneration as referred to in this Information Circular.

The enclosed form of proxy confers discretionary authority upon the persons appointed proxyholders thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter, which may be presented to the Meeting.

Voting Securities and Principal Holders of Voting Securities

As at May 16, 2003, the Company had issued and outstanding 23,541,322 fully paid and non-assessable common shares without par value, each share carrying the right to one vote. The Company has no other classes of voting securities.

The Company has fixed May 16, 2003, as the record date for determining the shareholders entitled to receive notice of the Meeting. A holder of record of shares at the close of business on the record date will be entitled to vote the common shares in person or by Proxy at the meeting, provided that in the case of voting by proxy, the form of proxy is properly executed and delivered, except to the extent that (i) the shareholder has transferred any such shares since the close of business on May 16, 2003, and (ii) the transferee of such shares produces properly endorsed share certificates or otherwise establishes that the transferee owns such shares and demands, not later than ten (10) days before the Meeting, by written notice to the Company, that the transferee's name be included on the list of holders of shares entitled to vote at the Meeting, in which case the transferee will be entitled to vote such shares at the meeting.

To the best of the knowledge of the directors and senior officers of the Company, there are no persons who beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company.

ELECTION OF DIRECTORS

General

The Articles of Continuance of the Company provide for a minimum of three (3) and a maximum of seven (7) directors. The numbers of directors proposed to be elected at the Meeting are two (2).

Pursuant to the amendment to the articles of the Company (allowing for staggered terms), following the 2001 Annual and Special Meeting, directors of the Company served for various one, two and three year terms. Dave Michelson was elected for a one-year term expiring at this 2003 Meeting but resigned his position immediately following the 2002 Meeting and was replaced by Jean Duval who is now up for election to serve a one-year term expiring at the 2004 Meeting. Albert W. Atallah and Jorge Montano were elected to two year terms at the 2001 Meeting and are now up for re-election to be elected for a two-year term expiring at the 2005 Meeting or until their successors are elected or appointed. Jorge Montano is not seeking a re-election. The directors to be elected for a three-year term expiring at the 2004 Meeting or until their successors are elected or appointed are Jack R. Mitchell and Salomon Guggenheim.

Jorge Montano's board seat will remain vacant until after this year's Meeting. The newly constituted board of directors will fill this seat with a selection of an unrelated director. The articles of the Company permit the directors to appoint directors to fill any casual vacancies that may occur on the board. The articles of the Company also permit the directors to add additional directors to the board between successive annual general meetings so long as the number appointed does not exceed more than one-third of the number of directors appointed at the last annual general meeting. Individuals appointed as directors to fill casual vacancies on the board or added as additional directors hold office like any other director until the next annual general meeting at which time they may be reelected or replaced.

Nominees

The following table sets out the name of each person proposed to be nominated by management for election as a director, the country in which he is ordinarily a resident, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the

Company, and the number of common shares of the Company beneficially owned, directly or indirectly, by him, or over which he exercises control or direction, as at the date hereof.

Name, Occupation, Resident Country (1)	Present Position(s) with the Company	Served as a Director	Common Shares Beneficially Owned or Controlled (1)	Term of Office
Jean Duval (2), Vice-President of STCH, Quebec, Canada	Director	Yes	49,125	One year
Albert W. Atallah, General Counsel, Chief Operating Officer and current Board Member for the Company. California, United States	General Counsel, Chief Operating Officer and Director	Yes	97,500	Two years

(1) The information as to country of residence, principal occupation and number of shares beneficially owned directly or indirectly or over which control or direction is exercised by the nominees is not within the knowledge of the management of the Company and has been furnished by the respective nominees.
(2) Denotes Member of the Company's Audit Committee. The Company is required to have an Audit Committee pursuant to the provisions of the Yukon Business Corporations Act.

Compensation of Directors

Members of the Board of Directors are entitled to a per meeting fee of $2,000 for each Board of Directors meeting attended in person and $500 per meeting that is held telephonically. During the fiscal year ended December 31, 2002, the total fees paid to directors for meeting attendances was $10,000. Non-employee directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending Board or committee meetings or in otherwise being engaged on the Company's business.

The Company has adopted a standard arrangement pursuant to which the Company for their services compensates directors in their capacity as directors, which includes the granting from time to time of incentive stock options in accordance with the policies of The Toronto Stock Exchange. During the most recently completed financial year, the Company granted incentive stock options to purchase an aggregate of 1,120,000 common shares to directors.

EXECUTIVE COMPENSATION

General

Set out below are particulars of compensation paid to the following persons (the "Named Executive Officers"):

  the Company's Chief Executive Officer;
  each of the Company's four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeded $100,000 per year; and
  any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an officer of the Company at the end of the most recently completed financial year.

As at December 31, 2002, the end of the most recently completed fiscal year of the Company, the Company had four Named Executive Officers: Jack R. Mitchell, the President and Chief Executive Officer and a director of the Company; Clay Hardin, the Vice-President, Operations; and Albert Atallah, Chief Operating Officer and General Counsel and a director of the Company, and Booker Copeland, Chief Financial Officer and Corporate Secretary.

Summary of Compensation

The following table is a summary of compensation paid to the Named Executive Officers for each of the Company's three most recently completed fiscal years.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year Ending	Salary (1)	Bonus (1)	Other Annual Compen-sation (1) (2)	Securities Under Options Granted	Restricted Shares or Restricted Share Units	LTIP Pay-Outs	All Other Compen- sation (1) (4)
Jack R. Mitchell President and CEO and Director	2002 2001 2000	$225,000 $225,000 $225,000	Nil $17,000 Nil	$2,000 $7,000 $2,000	400,000 35,000 Nil	Nil Nil Nil	N/A N/A N/A	$74,000 Nil Nil
Albert Atallah General Counsel and Director	2002 2001 2000	$150,000 $150,000 $123,000	Nil $12,000 Nil	$2,000 $7,000 $2,000	50,000 130,000	Nil Nil Nil	N/A N/A N/A	$62,000 Nil Nil
Clay Hardin Vice-President, Operations	2002 2001 2000	$150,000 $150,000 $150,000	$45,000 $10,000 $15,000	Nil Nil Nil	100,000 15,000 130,000	Nil Nil Nil	N/A N/A N/A	$17,000 Nil Nil
Booker Copeland Chief Financial Officer and Corporate Secretary	2002	$95,000	Nil	Nil	100,000	Nil	N/A	$25,000

(1) These monies were paid in United States dollars.
(2) These monies were paid as directors' fees.
(3) These monies were paid in Canadian dollars.
(4) On June 4, 2002 the company was informed of a "dissident proxy battle" that was planned on being filed by a group of shareholders (as disclosed in a Press Release). The dissidents requested board and officer resignations and threatened legal action. Resignations were offered in order to serve the best interest of the Company. After learning more about the difficulties of the foreign operations and that management would not support the group of dissidents, the dissidents determined not to proceed in removing directors and management. The compensation paid to Jack R. Mitchell, Albert W. Atallah, Clay Hardin and Booker Copeland was initially paid as severance and thereafter retained by these members of management as compensation to assure that the Company work out its financial problems and bolster its operations.

Long-Term Incentive Plans - Awards in Most Recently Completed Fiscal Year

The Company has no long-term incentive plans and therefore no awards were made under any long-term incentive plan to the Named Executive Officers during the Company's most recently completed fiscal year. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (stock appreciation rights) or restricted share compensation.

Options/SARs Granted During the Most Recently Completed Fiscal Year

No SARs (stock appreciation rights) were granted to the Named Executive Officers during the most recently completed fiscal year.

The following table shows the stock options granted to the Named Executive Officers during the most recently completed fiscal year.

Option Grants During the Most Recently Completed Financial Year
Name	Date of Grant	Securities Under Options Granted (#)	Exercise or Base Price (Cdn. $/ Security)	% of Total Options Granted to Employees in Fiscal year	Market Value of Securities Underlying Options on the Date of Grant (Cdn. $/Security)(1)	Expiration Date
Jack R. Mitchell	9/18/02	400,000	0.09	35%	$36,000	9/18/07
Albert Atallah	9/18/02	50,000	0.09	4%	$4,500	9/18/07
Clay Hardin	9/18/02	100,000	0.09	8%	$9,000	9/18/07
Booker Copeland	9/18/01	100,000	0.09	8%	$9,000	9/18/07

(1) Calculated as the closing price in Canadian dollars of the Company's shares on The Toronto Stock Exchange on the date of grant.

Aggregated Option/SAR Exercises during the Most Recently
Completed Fiscal Year and Fiscal Year End Option/SAR Values

The following table sets out incentive stock options exercised by the Named Executive Officers during the most recently completed fiscal year as well as the fiscal year end value of stock options held by the Named Executive Officers. During this period, no SARs were held by the Named Executive Officers.

Aggregated Option Exercises During the Most Recently Completed Financial Year
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized (Cdn.$)	Unexercised Options at Fiscal Year-End Exercisable / Unexercisable (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End (Cdn.$) Exercisable / Unexercisable (1)
Jack R. Mitchell	25,494	$0.32	1,148,364	0
Albert Atallah	0	0	512,500	0
Clay Hardin	0	0	505,000	0
Booker Copeland	0	0	150,00	0

(1) In-the-Money Options are those where the market value of the underlying securities as at the most recent fiscal year end exceeds the option exercise price. The closing market price of the Company's shares as at December 31, 2002 (i.e. fiscal year end) was Cdn. $0.09.

Option and SAR Repricings

There were no options or SARs held by the Named Executive Officers that were repriced downward during the most recently completed financial year end of the Company.

Defined Benefit or Actuarial Plan Disclosure

The Company does not have a defined benefit/actuarial plan under which benefits are provided to the Company's officers and key employees determined by final compensation or years of service.

Executive Compensation and Formulation of a Compensation Committee

The Company intends to formulate a compensation committee comprised of two outside board of directors, Salomon Guggenheim and Juan Duval for the current year, but for the previous years, the Company's Board of Directors has administered Executive officer compensation on an ad hoc basis. The compensation of executive officers consists of a base salary and various prerequisites, discretionary annual bonuses and participation in the Company's common share option plan. The compensation of each executive officer is based on an assessment of the value to the Company of the officer concerned, the standard of performance during the past year by the officer concerned and the duties comprising the office.

Performance Graph

The following chart compares the total cumulative shareholder return for $100 invested in common shares of the Company beginning on December 31, 1997 with the cumulative total return of the TSE 300 Stock Index (the "TSE Index") for the five most recently completed fiscal years of the Company.

Comparison of Five-Year Total Shareholders' Return

	1997	1998	1999	2000	2001	2002
PRICE	$1.85	$0.60	$0.80	$0.71	$0.34	$0.09
TSE 300 INDEX	6699.44	6485.94	8413.75	8933.68	7668.41	6617.55

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Generally speaking, the Board supervises the management of the business and affairs of the Company. More specifically, the Board has a mandate to provide guidance to the Company's management in the following areas:

  Long-term strategic planning;

  Risk analysis and monitoring of risk management systems;

  overseeing the appointment and training of senior management and monitoring their performance, including succession planning;

  establishing and monitoring the Company's communications policy as implemented by the Company's investor relations personnel and ensuring that they address the feedback and concerns of shareholders in particular;

  ensuring the integrity of the Company's systems for internal controls and management information;

  developing and implementing the Company's corporate governance guidelines;

  reviewing management's performance on a regular basis, being at least annually;

  reviewing the Company's business plan on a regular basis, being at least annually;

  reviewing and approving the terms of all debt and equity financings, mergers, acquisitions and divestitures and the granting of incentive stock options;

  reviewing and approving the quarterly and annual financial statements;

  calling shareholders' meetings;

  reviewing and approving all major public disclosure documents; and

  appointing members to the various committees.

  The Board is aware of the expectations of The Toronto Stock Exchange (the "TSE") regarding corporate governance and it conducts itself, to the best of its ability, in a manner consistent with those expectations.

  Composition of the Board

  The Company's current board consists of five directors: two inside directors (Jack R. Mitchell and Albert Atallah) and three outside directors (Salomon Guggenheim, Jean Duval and Jorge Montano). Jack R. Mitchell and Salomon Guggenheim are elected as board members until the 2004 Annual General Meeting of Shareholders. Jean Duval, Albert W. Atallah, and Jorge Montano are up for re-election at this year's Annual General Meeting of Shareholders but Jorge Montano will not seek another term. Jorge Montano's board seat will remain vacant until after this years Annual Meeting of Shareholders. The newly constituted board of directors will fill this seat with a selection of an unrelated director.

  The articles of the Company permit the directors to appoint directors to fill any casual vacancies that may occur on the board. The articles of the Company also permit the directors to add additional directors to the board between successive annual general meetings so long as the number appointed does not exceed more than one-third of the number of directors appointed at the last annual general meeting. Individuals appointed as directors to fill casual vacancies on the board or added as additional directors hold office like any other director until the next annual general meeting at which time they may be reelected or replaced

  The Company's board of directors is presently constituted with a majority of individuals who qualify as unrelated directors. The newly constituted board of directors will fill Jorge Montano's vacant seat with a selection of an unrelated director for the ensuing year. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director.

  The Company's board of directors has in place appropriate structures and procedures to ensure that the board can function independently of management. To that end, the board has (i) appointed a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities, or (ii) alternatively the board would adopt means such as assigning this responsibility to a committee of the board or to a director also known as a "lead director." The board recognizes that appropriate procedures could involve the board meeting on a regular basis without management present or it could involve expressly assigning the responsibility for administering the board's relationship to management to a committee of the board.

  The board of directors has examined its board size and, with a view to determining the impact of the number upon effectiveness, will undertake where appropriate, a program to reduce or increase the number of directors to a number which facilitates more effective decision-making.

  The Company does not have a "significant shareholder" who is able to elect a majority of the Company's Board.

  Committees

  The Board presently has one an Audit Committee (referenced below) to which it assigned specific responsibilities. However, due to the size of the Company and its Board, the entire Board instead performs the following functions, which the TSE recommends that committees perform:

      considering and approving compensation of management and of the Board and ensuring that it is commensurate with the level of responsibility and risk involved;
      assessing effectiveness of the Board, performance of committees and the contribution of individual directors;
      proposing new nominees for the Board and assessing directors on an ongoing basis;
      providing orientation and education for newly appointed directors;
      defining responsibilities for the Board and management;
      developing corporate objectives to be met by the CEO;
      approval of all business decisions relating to expenditures;
      developing and implementing the Company's corporate governance guidelines; and
      proposing new nominees for the Board and assessing directors on an ongoing basis.

  Audit Committee

  Following the previous meeting of shareholders, an Audit Committee consisting of three directors, two of whom were outside and unrelated directors, was properly constituted. The Audit Committee carries out the following responsibilities:

          reviewing the Company's audited financial statements; and
          meeting with the Company's management and auditors for that purpose.

  The members of the Audit Committee are identified under "Election of Directors". To ensure that the Board is able to function independently from management, the Company appointed an Audit Committee of three directors (see disclosure under "Committees" in this section). The Company's audit committee is currently comprised of Jean Duval (independent outside board member), Salomon Guggenheim (independent outside board member) and Jack R. Mitchell (President, CEO and Director) in compliance with section 173 (2) of the Act.

  The financial statements for the Corporation for the year ended December 31, 2002 (the "Financial Statements") have been prepared by the auditors for the Corporation, Davidson & Company.

  Outside Advisors

  The board of directors has implemented a system, which enables an individual director to engage an outside adviser at the expense of the corporate in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

  APPOINTMENT AND REMUNERATION OF AUDITORS

  Shareholders will be asked to approve the appointment of Davidson & Company, Chartered Accountants, as the auditor of the Company to hold office until the next annual general meeting of the shareholders at remuneration to be fixed by the directors. Davidson & Company was first appointed as auditor of the Company on November 16, 2003 following KPMG's resignation.

  INDEBTEDNESS OF DIRECTORS AND EXECUTIVE AND SENIOR OFFICERS

  During the last completed fiscal year, no director, executive officer, senior officer or nominee for director of the Company or any of their associates has been indebted to the Company or any of its subsidiaries, nor has any of these individuals been indebted to another entity which indebtedness is the subject of a guarantee, support in agreement, letter of credit, or other similar arrangement or understanding provided by the Company or any of its subsidiaries, except as set forth below.

  The Company loaned the sum of $9,000 to Jack R. Mitchell, the President, Chief Executive Officer and a director of the Company. The loan is secured by the Company's shares and is interest bearing and payable on demand. The loan was made for the purpose of enabling Mr. Mitchell to purchase common shares of stock of the Company.

  The Company loaned the sum of $6,750 to Albert W. Atallah, Chief Operating Officer, General Counsel and a director of the Company. The loan is secured by the Company's shares and is interest bearing and payable on demand. The loan was made for the purpose of enabling Mr. Mitchell to purchase common shares of stock of the Company.

  The Company loaned the sum of $9,000 to Clay Hardin, Vice President of Operations. The loan is secured by the Company's shares and is interest bearing and payable on demand. The loan was made for the purpose of enabling Mr. Hardin to purchase common shares of stock of the Company.

  The Company loaned the sum of $4,500 to Booker Copeland, currently Chief Financial Officer and Corporate Secretary but Controller of the Company at the time the loan was made. The loan is secured by the Company's shares and is interest bearing and payable on demand. The loan was made for the purpose of enabling Mr. Copeland to purchase common shares of stock of the Company.

  The Company loaned the sum of $15,724 to Jack R. Mitchell, the President, Chief Executive Officer and a director of the Company. The loan was unsecured non-interest-bearing and payable on demand. The loan was not made for the purpose of enabling Mr. Mitchell to purchase securities of the Company.

  INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

  Except as disclosed herein, since the commencement of the last completed fiscal year, no insider of the Company, nominee for director, or any associate or affiliate of an insider or nominee, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect the Company.

  Except as disclosed herein, no person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the meeting. For the purpose of this paragraph, "person" includes each person (a) who has been a director, senior officer or insider of the Company at any time since the commencement of the Company's last fiscal year, (b) who is a proposed nominee for election as a director of the Company, or (c) who is an associate or affiliate of a person included in subparagraphs (a) or (b).

  OTHER BUSINESS

  Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

  DIRECTORS' APPROVAL

  The contents of this Management Information Circular and the sending of this Management Information Circular to the shareholders of the Company have been approved by the Board of Directors of the Company.

  DATED as of the 19th day of May 2003.

  INTERNATIONAL THUNDERBIRD GAMING CORPORATION

  Jack R. Mitchell
  President and Chief Executive Officer